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                                                                    Exhibit 99.4

PRESS RELEASE

                PIEDMONT NATURAL GAS NAMES P.M. (MIKE) FORRESTER
                    VICE PRESIDENT-SOUTH CAROLINA OPERATIONS
                    W.D. (BILL) WORKMAN ANNOUNCES RETIREMENT

CHARLOTTE, NC - The Board Directors of Piedmont Natural Gas has named P.M.
(Mike) Forrester to the position of Vice President-South Carolina Operations, effective December 22. He will report to Senior Vice President -Utility Operations, Ray B. Killough. Forrester replaces W. D. (Bill) Workman, who is retiring Feb. 1, after ten years of service.

Mr. Forrester joined Piedmont in 1979, and has held supervisory positions in Greenville and Spartanburg, South Carolina. Since 1994, he has held the position of District Manager in Spartanburg.

Mr. Forrester is a member of the SC Board of Education, and is a former chair of the Spartanburg Chamber of Commerce. He also serves on the Boards of the Upstate Alliance, the Spartanburg Economic Development Corporation, and the Workforce Investment Board. He is chairman of the Spartanburg March of Dimes Board, and is involved in many other civic and charitable activities. Forrester served 30 years in the U.S. Army Reserves, and retired as command sergeant major of the 391st Engineer Battalion in 2000.

"Mike Forrester has worked diligently and has emerged as a significant leader in the community and in the state. I am confident that he will serve our South Carolina customers and our local communities well," commented Killough. "Bill Workman has represented Piedmont in an exemplary manner in the communities we serve in the Upstate, and at the state level. We greatly appreciate the many contributions that he made during his time with Piedmont, and we wish him well."

Workman plans to continue his efforts in economic development after retirement. He is president of the Greenville County Research & Technological Corp., the not-for-profit entity that has created a 1,400-acre industrial and Technology Park in Greenville County, and charter chairman of the Greenville Area Development Corporation.

He serves on the Boards of the S.C. Upstate Alliance, and Infomentum, the decision support center for the region. He is also engaged in the creation of public-private partnerships developing industrial parks and sites throughout South Carolina.

Workman was mayor of Greenville from 1983 to 1995. He has served on the Southern Growth Policies Board, the S.C. Commission on Intergovernmental Relations, and on the boards of the S.C. Downtown Development Association and the Greater Greenville Chamber of Commerce. He chaired the S.C. Appalachian Development Partnership, is a past president of the Municipal Association of South Carolina, and is a recipient of the Order of the Palmetto and a graduate of Leadership South Carolina. In 1999 Workman was named the Nelson Mullins Business Person of the Year in Greenville; and was named Volunteer of the Year for 2000-2001 by the S.C. Economic Developer's Association.

About Piedmont Natural Gas
Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 920,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 57,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas and propane marketing, interstate natural gas storage, intrastate transportation and regulated natural gas distribution. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com.

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